Exhibit 99.1

Oxford Industries, Inc. Press Release

999 Peachtree Street, N.E.  Suite 688 • Atlanta, Georgia 30309

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
Fax:	(404) 653-1545
E-mail:	InvestorRelations@oxfordinc.com

FOR IMMEDIATE RELEASE

June 11, 2013

Oxford Industries Reports First Quarter Results

—Top-line Growth Continues at Tommy Bahama and Lilly Pulitzer —

— First Quarter EPS of $0.82; Top End of Guidance—

— Expects Q2 EPS of $0.92 - $1.02 Compared to Adjusted EPS of $0.65 and GAAP EPS of $0.30 Last Year —

— Reaffirms Full Year EPS Guidance of $3.00 - $3.15 —

ATLANTA, GA – Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2013 first quarter ended May 4, 2013. Consolidated net sales were $234.2 million compared to $231.0 million in the first quarter of fiscal 2012. Earnings per share were $0.82 in the first quarter of fiscal 2013, at the top end of previously issued guidance and as compared to $1.09 in the same period of the prior year.

Thomas C. Chubb III, CEO and President, commented, “We are pleased with what we accomplished in the first quarter of fiscal 2013.  We delivered excellent financial results driven by strength at Tommy Bahama and Lilly Pulitzer.  In addition, our commitment to growing long-term shareholder value is evident in the continuing investment we are making in these two businesses.  We continue to make significant capital and operating expense investments in these businesses and believe that they will pay off by supporting sustained, profitable growth.

“During the quarter we made steady progress with respect to Tommy Bahama’s Asia-Pacific store roll-out with the opening of our first two stores in Japan.  In addition, early in the second quarter we expanded our presence in North America with the acquisition of nine stores in Canada, previously operated by a licensee.  Combined with a good pace of new Lilly Pulitzer store openings, we are looking forward to leveraging a significant increase in our overall retail presence.

Mr. Chubb continued, “The balance of our business is performing to plan.  Our Lanier Clothes division is continuing to generate strong levels of free cash flow and demonstrate stability in the challenging tailored clothing market.  With respect to Ben Sherman, we have realigned the leadership team and are pleased with the progress they are making on cost control as well as on the quality of our assortments and distribution.  We remain optimistic that the actions taken will result in tangible improvements in the second half of fiscal 2013.

Mr. Chubb concluded, “We are excited by the strong start to fiscal 2013 and believe that we have an excellent opportunity to drive our growth, increase our profitability and, in the process, build an enduring business that will generate significant value for our shareholders.”

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Operating Results

Tommy Bahama  Tommy Bahama reported a 7% increase in net sales to $150.4 million for the first quarter of fiscal 2013. The increase in sales was driven by strength in the direct to consumer business, including a 10% comparable store sales increase and sales from additional retail stores.  These increases were partially offset by a decline in wholesale sales, which included a shift in the timing of shipments, in part due to the impact of the 53rd week in fiscal 2012.

As of quarter end on May 4, 2013, Tommy Bahama operated 121 retail stores globally, including 80 full-price stores, 15 restaurant-retail locations and 26 outlet stores, compared to 96 retail stores as of April 28, 2012.  On May 6, 2013, Tommy Bahama acquired nine additional retail stores in Canada.

Tommy Bahama’s operating income was $21.4 million compared to $25.6 million in the first quarter of fiscal 2012. While sales were strong and gross margins expanded, SG&A increased primarily due to the costs of operating additional domestic retail stores, investment in infrastructure for Asia-Pacific operations and higher store pre-opening expenses. Tommy Bahama opened eight new stores in the first quarter of fiscal 2013 compared to two new stores opened in the first quarter of fiscal 2012.  SG&A also increased due to higher employment and advertising costs to support the growing business and transaction costs associated with the Canadian acquisition.

In the first quarter of fiscal 2013, Tommy Bahama’s Asia-Pacific operations reported an operating loss of $4.4 million compared to an operating loss of $1.8 million in the first quarter of fiscal 2012.  The Company expects these losses to moderate as the year progresses, with the total operating losses for the year to approximate the fiscal 2012 level of $10.4 million.

Lilly Pulitzer  Lilly Pulitzer’s sales in the first quarter of fiscal 2013 rose 11% to $39.4 million, reflecting increases in wholesale sales, the impact of operating additional stores and a 3% comparable store sales increase.  While the first quarter was negatively impacted by unseasonably cold weather, Lilly Pulitzer has seen improvement in the second quarter.  As of May 4, 2013, Lilly Pulitzer operated 21 retail stores, including two stores opened in the first quarter, compared to 17 retail stores as of April 28, 2012.

Operating income was flat with last year at $11.0 million.  As planned, SG&A increased due to spending to support growth initiatives at Lilly Pulitzer, as well as costs associated with operating additional retail stores. The first quarter of fiscal 2013 included $0.1 million of change in fair value of contingent consideration compared to $0.6 million in the first quarter of fiscal 2012.

Lanier Clothes  Net sales in the first quarter of fiscal 2013 decreased to $27.3 million from $33.0 million in the first quarter of fiscal 2012, as expected.  The decline in sales was primarily due to the timing of wholesale orders and the exit of certain programs.  Operating income also fell to $2.5 million in the quarter compared to $4.0 million in the prior year, primarily due to the sales decline.

Ben Sherman  As planned, Ben Sherman reported net sales of $12.2 million for the first quarter of fiscal 2013 compared to $17.4 million in the first quarter of 2012. The operating loss for the first quarter was $4.8 million compared to an operating loss of $2.7 million in the first quarter of fiscal 2012. Ben Sherman sales decreased primarily due to its exit from certain wholesale accounts.

Gross margin at Ben Sherman decreased due to heavy promotions and higher off-price sales, which were necessary measures to manage inventory levels appropriately.  The factors that negatively impacted operating income were partially offset by reductions in SG&A.

Corporate and Other  The Corporate and Other operating loss for the first quarter of fiscal 2013 was $4.0 million compared to an operating loss of $5.1 million in the first quarter of fiscal 2012, with the difference

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primarily due to the impact of higher sales in the Oxford Golf and Lyons, Georgia distribution center operations, reduced SG&A in our corporate operations and lower LIFO accounting charges.

Consolidated Operating Results

Net Sales  For the first quarter of fiscal 2013, consolidated net sales were $234.2 million compared to $231.0 million in the first quarter of fiscal 2012. Sales increases at Tommy Bahama and Lilly Pulitzer were partially offset by expected decreases at Lanier Clothes and Ben Sherman.

Gross Profit and Margins  For the first quarter of fiscal 2013, consolidated gross margins increased 130 basis points to 57.2%, primarily due to the change in sales mix towards direct to consumer sales.  Gross profit for the first quarter of fiscal 2013 increased to $134.1 million from $129.2 million in the first quarter of fiscal 2012.

SG&A   For the first quarter of fiscal 2013, SG&A was $113.0 million, or 48.3% of net sales, compared to $100.8 million, or 43.6% of net sales, in the first quarter of fiscal 2012. The increase in SG&A was primarily due to $5.7 million of incremental SG&A associated with operating additional Tommy Bahama and Lilly Pulitzer retail stores, $4.3 million of incremental SG&A associated with the Tommy Bahama Asia-Pacific expansion and higher employment and marketing expense to support the growing Tommy Bahama and Lilly Pulitzer businesses.  These increases were partially offset by modest SG&A reductions in Lanier Clothes, Ben Sherman and Corporate and Other.

Change in Fair Value of Contingent Consideration  The first quarter of fiscal 2013 included $0.1 million of change in fair value of contingent consideration compared to $0.6 million in the first quarter of fiscal 2012.

Royalties and Other Income   Royalties and other income were $5.1 million in the first quarter of fiscal 2013, comparable to the first quarter of fiscal 2012.

Operating Income   For the first quarter of fiscal 2013, consolidated operating income was $26.1 million compared to $32.8 million in the first quarter of fiscal 2012.

Interest Expense   For the first quarter of fiscal 2013, interest expense declined 74% to $0.9 million from $3.6 million in fiscal 2012. The decrease was primarily due to the utilization of the Company’s U.S. Revolving Credit Agreement, which bears substantially lower interest rates than its senior secured notes, which were fully redeemed in July 2012.

Income Taxes  The effective tax rate for the first quarter was 45.8% compared to 38.3% in the first quarter of fiscal 2012.  The rate in the first quarter of fiscal 2013 was unfavorably impacted by the Company’s inability to recognize a tax benefit for losses in foreign jurisdictions.

Balance Sheet & Liquidity

As of May 4, 2013, Cash and Cash Equivalents included $18.7 million for the purchase price, transaction expenses and working capital associated with the acquisition of the Tommy Bahama business of our Canadian licensee, which was completed on May 6, 2013.

Inventory increased to $95.8 million at May 4, 2013 from $86.0 million at the end of the first quarter of fiscal 2012. The increase was primarily to support anticipated sales growth and additional retail stores at Tommy Bahama and Lilly Pulitzer.  Inventory levels decreased at both Lanier Clothes and Ben Sherman.

As of May 4, 2013, the Company had $165.1 million of borrowings outstanding and approximately $71.6 million of unused availability under its U.S. and U.K revolving credit facilities.

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The Company’s anticipated capital expenditures for fiscal 2013, including $13.9 million incurred during the first quarter, are expected to be approximately $45 million. These expenditures are expected to consist primarily of costs of opening new retail stores, retail store and restaurant remodeling and information technology investments, including e-commerce enhancements.

Outlook for Fiscal 2013

For the second quarter, ending on August 3, 2013, the Company anticipates net sales in a range from $240 to $250 million compared to net sales of $206.9 million in the second quarter of fiscal 2012. Earnings per share are expected to be in a range of $0.92 to $1.02 compared to earnings per share of $0.30 on a GAAP basis and $0.65 on an adjusted basis in the second quarter of fiscal 2012.  The expected improvement over last year’s adjusted EPS reflects the benefit of operating additional retail stores and the anticipated growth in e-commerce in a historically strong direct to consumer quarter for Tommy Bahama and Lilly Pulitzer.

For fiscal 2013, the Company continues to expect earnings per share in a range of $3.00 to $3.15 and net sales in the $930 to $940 million range. This compares with fiscal 2012 earnings per share of $1.89 on a GAAP basis and $2.61 on an adjusted basis.

The effective tax rate is expected to be approximately 39.5% and 41% for the second quarter and fiscal year, respectively.

For reference, tables reconciling GAAP to adjusted measures are included at the end of this release.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. Please visit the website at least 15 minutes before the call to register for the teleconference web cast and download any necessary software. A replay of the call will be available through June 25, 2013. To access the telephone replay, participants should dial 858-384-5517. The access code for the replay is 5109851. A replay of the web cast will also be available following the teleconference on the Company’s website at www.oxfordinc.com.

About Oxford

Oxford Industries, Inc. is a global apparel company which designs, sources, markets and distributes products bearing the trademarks of its owned and licensed brands through direct to consumer and wholesale channels of distribution. Oxford’s brands include Tommy Bahama®, Lilly Pulitzer®, Ben Sherman®, Oxford Golf®, Arnold Brant® and Billy London®. The Company operates retail stores, internet websites and restaurants. The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama, Lilly Pulitzer and Ben Sherman brands. The Company holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene®, Dockers® and Ike Behar® labels. Oxford’s wholesale customers include department stores, specialty stores, national chains, specialty catalogs and Internet retailers. Oxford’s stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford’s website at www.oxfordinc.com.

Comparable Store Sales

The Company’s disclosures about comparable store sales include sales from its full-price stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales and sales from the

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Company’s restaurants. Definitions and calculations of comparable store sales differ among companies in the retail industry, and therefore comparable store metrics disclosed by the Company may not be comparable to the metrics disclosed by other companies.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This press release may include statements that are forward-looking statements within the meaning of the federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding the impact of economic conditions on consumer demand and spending, particularly in light of general economic uncertainty that continues to prevail, demand for our products, timing of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, retention of and disciplined execution by key management, the timing and cost of store openings and of planned capital expenditures, costs of products as well as the raw materials used in those products, costs of labor, acquisition and disposition activities, expected outcomes of pending or potential litigation and regulatory actions, access to capital and/or credit markets and the impact of foreign losses on our effective tax rate. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended February 2, 2013 under the heading “Risk Factors” and those described from time to time in our future reports filed with the SEC.

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par amounts)

	May 4, 2013	April 28, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$28,325	$5,679
Receivables, net	82,196	86,705
Inventories, net	95,798	85,996
Prepaid expenses, net	21,508	15,530
Deferred tax assets	20,686	19,339
Total current assets	248,513	213,249
Property and equipment, net	135,613	97,270
Intangible assets, net	163,813	165,673
Goodwill	17,267	16,495
Other non-current assets, net	23,209	22,302
Total Assets	$588,415	$514,989
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and other accrued expenses	$77,783	$76,377
Accrued compensation	14,651	16,703
Contingent consideration current liability	—	2,500
Short-term debt	5,825	6,023
Total current liabilities	98,259	101,603
Long-term debt	159,294	106,991
Non-current contingent consideration	14,519	11,245
Other non-current liabilities	46,340	39,446
Non-current deferred income taxes	35,498	33,614
Commitments and contingencies
Shareholders’ Equity:
Common stock, $1.00 par value per share	16,387	16,541
Additional paid-in capital	111,882	101,090
Retained earnings	131,120	127,079
Accumulated other comprehensive loss	(24,884)	(22,620)
Total shareholders’ equity	234,505	222,090
Total Liabilities and Shareholders’ Equity	$588,415	$514,989

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

(in thousands, except per share amounts)

	First Quarter Fiscal 2013	First Quarter Fiscal 2012
Net sales	$234,203	$230,953
Cost of goods sold	100,128	101,739
Gross profit	134,075	129,214
SG&A	113,025	100,808
Change in fair value of contingent consideration	69	600
Royalties and other operating income	5,080	4,982
Operating income	26,061	32,788
Interest expense, net	936	3,603
Net earnings before income taxes	25,125	29,185
Income taxes	11,502	11,183
Net earnings	$13,623	$18,002

Net earnings per share:
Basic	$0.82	$1.09
Diluted	$0.82	$1.09
Weighted average common shares outstanding:
Basic	16,586	16,531
Diluted	16,611	16,552
Dividends declared per common share	$0.18	$0.15

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

 (in thousands)

	First Quarter Fiscal 2013	First Quarter Fiscal 2012
Cash Flows From Operating Activities:
Net earnings	$13,623	$18,002
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation	7,015	5,772
Amortization of intangible assets	211	256
Change in fair value of contingent consideration	69	600
Amortization of deferred financing costs and bond discount	108	376
Stock compensation expense	782	761
Deferred income taxes	3,443	(1,050)
Changes in working capital, net of acquisitions and dispositions:
Receivables	(19,707)	(26,638)
Inventories	13,600	17,889
Prepaid expenses	(2,002)	2,263
Current liabilities	(17,376)	(19,798)
Other non-current assets	(124)	(2,326)
Other non-current liabilities	1,772	781
Excess tax benefits related to stock-based compensation	(5,994)	—
Net cash used in operating activities	(4,580)	(3,112)
Cash Flows From Investing Activities:
Purchases of property and equipment	(13,860)	(9,633)
Net cash used in investing activities	(13,860)	(9,633)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(67,428)	(64,886)
Proceeds from revolving credit arrangements	116,171	71,670
Proceeds from issuance of common stock, including excess tax benefits	6,214	680
Repurchase of restricted stock for employee tax withholding liabilities	(12,637)	—
Dividends on common stock	(3,024)	(2,475)
Net cash provided by financing activities	39,296	4,989
Net change in cash and cash equivalents	20,856	(7,756)
Effect of foreign currency translation on cash and cash equivalents	(48)	62
Cash and cash equivalents at the beginning of year	7,517	13,373
Cash and cash equivalents at the end of the period	$28,325	$5,679

Supplemental disclosure of cash flow information:
Cash paid for interest, net	$860	$82
Cash paid (refunded) for income taxes	$1,113	$(351)

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OXFORD INDUSTRIES, INC.

OPERATING GROUP INFORMATION

(UNAUDITED)

(in thousands)

	First Quarter Fiscal 2013	First Quarter Fiscal 2012
Net Sales
Tommy Bahama	$150,426	$141,134
Lilly Pulitzer	39,449	35,633
Lanier Clothes	27,260	33,007
Ben Sherman	12,236	17,352
Corporate and Other	4,832	3,827
Total	$234,203	$230,953
Operating Income (Loss)
Tommy Bahama	$21,381	$25,564
Lilly Pulitzer	11,033	11,012
Lanier Clothes	2,461	4,046
Ben Sherman	(4,824)	(2,740)
Corporate and Other	(3,990)	(5,094)
Total Operating Income	$26,061	$32,788

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RECONCILIATION OF CERTAIN OPERATING RESULTS INFORMATION PRESENTED IN ACCORDANCE WITH GAAP TO CERTAIN OPERATING RESULTS INFORMATION, AS ADJUSTED (UNAUDITED)

Set forth below is the reconciliation, in thousands except per share amounts, of certain operating results information, presented in accordance with generally accepted accounting principles, or GAAP, to the operating results information, as adjusted, for certain historical periods. The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting operating results, as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operations. The Company uses the operating results, as adjusted, to discuss its business with investment institutions, its board of directors and others. Further, the Company believes that presenting operating results, as adjusted, provides useful information to investors because this allows investors to compare the Company’s operating results for the periods presented to other periods.

	First Quarter Fiscal 2013	First Quarter Fiscal 2012
As reported
Net sales	$234,203	$230,953
Gross profit	$134,075	$129,214
Gross margin (1)	57.2%	55.9%
Operating income	$26,061	$32,788
Operating margin (2)	11.1%	14.2%
Net earnings before income taxes	$25,125	$29,185
Net earnings	$13,623	$18,002
Diluted net earnings per share	$0.82	$1.09
Weighted average shares outstanding — diluted	16,611	16,552
Increase (decrease) in net earnings
LIFO accounting adjustment (3)	$28	$223
Change in fair value of contingent consideration (4)	$69	$600
Impact of income taxes on adjustments above (5)	$(45)	$(313)
Adjustment to earnings from continuing operations	$52	$510
As adjusted
Gross profit	$134,103	$129,437
Gross margin (1)	57.3%	56.0%
Operating income	$26,158	$33,611
Operating margin (2)	11.2%	14.6%
Net earnings before income taxes	$25,222	$30,008
Net earnings	$13,675	$18,512
Diluted net earnings per share	$0.82	$1.12

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(1)        Gross margin reflects gross profit divided by net sales.

(2)        Operating margin reflects operating income divided by net sales.

(3)        LIFO accounting adjustment reflects the impact on cost of goods sold in our consolidated statements of earnings resulting from LIFO accounting adjustments in each period. LIFO accounting adjustments are included in Corporate and Other for operating group reporting purposes.

(4)        Change in fair value of contingent consideration reflects the statement of earnings impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. The change in fair value of contingent consideration is reflected in the Lilly Pulitzer operating group results of operations.

(5)        Impact of income taxes reflects the estimated net earnings tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings, before any discrete items.

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RECONCILIATION OF OPERATING INCOME (LOSS) IN ACCORDANCE WITH GAAP

TO OPERATING INCOME (LOSS), AS ADJUSTED (UNAUDITED)

Set forth below is the reconciliation, in thousands, of operating income (loss) for each operating group and in total, calculated in accordance with GAAP, to operating income (loss), as adjusted, for certain historical periods. The Company believes that investors often look at ongoing operating group operating results as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting our operating income (loss), as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operating group results. The Company uses the operating income (loss), as adjusted, to discuss its operating groups with investment institutions, its board of directors and others. Further, the Company believes that presenting its operating results, as adjusted, provides useful information to investors because this allows investors to compare the Company’s operating group operating income (loss) for the periods presented to other periods.

	First Quarter of Fiscal 2013
	Operating income (loss), as reported	LIFO accounting adjustment	Change in fair value of contingent consideration	Operating income (loss), as adjusted
Tommy Bahama	$21,381	$—	$—	$21,381
Lilly Pulitzer (1)	11,033	—	69	11,102
Lanier Clothes	2,461	—	—	2,461
Ben Sherman	(4,824)	—	—	(4,824)
Corporate and Other (2)	(3,990)	28	—	(3,962)
Total	$26,061	$28	$69	$26,158

	First Quarter of Fiscal 2012
	Operating income (loss), as reported	LIFO accounting adjustment	Change in fair value of contingent consideration	Operating income (loss), as adjusted
Tommy Bahama	$25,564	$—	$—	$25,564
Lilly Pulitzer (1)	11,012	—	600	11,612
Lanier Clothes	4,046	—	—	4,046
Ben Sherman	(2,740)	—	—	(2,740)
Corporate and Other (2)	(5,094)	223	—	(4,871)
Total	$32,788	$223	$600	$33,611

(1)         Change in fair value of contingent consideration reflects the statement of earnings impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations.

(2)         LIFO accounting adjustment reflects the impact on cost of goods sold in our consolidated statements of earnings resulting from LIFO accounting adjustments in each period.

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RECONCILIATION OF NET EARNINGS PER DILUTED SHARE PRESENTED IN ACCORDANCE WITH GAAP

TO NET EARNINGS PER DILUTED SHARE, AS ADJUSTED (UNAUDITED)

Set forth below is the reconciliation of reported or reportable earnings per diluted share for certain historical and future periods, each presented in accordance with GAAP, to the earnings per diluted share, as adjusted, for each respective period. The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting its earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operations. The Company uses the earnings per diluted share, as adjusted, to discuss its business with investment institutions, its board of directors and others. Further, the Company believes that presenting earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to compare the Company’s results for the periods presented to other periods. Note that columns may not add due to rounding.

	First Quarter Fiscal 2013	First Quarter Fiscal 2013	First Quarter Fiscal 2012
	Actual	Guidance (1)	Actual
Net earnings per diluted share:
GAAP basis	$0.82	$0.72 - $0.82	$1.09
LIFO accounting adjustment (2)	—	—	$0.01
Change in fair value of contingent consideration (3)	—	—	$0.02
As adjusted	$0.82	$0.72 - $0.82	$1.12

	Second Quarter Fiscal 2013	Second Quarter Fiscal 2012	Full Year Fiscal 2013	Full Year Fiscal 2012
	Guidance (5)	Actual	Guidance (5)	Actual
Net earnings per diluted share:
GAAP basis	$0.92 - $1.02	$0.30	$3.00 - $3.15	$1.89
LIFO accounting adjustment (2)	—	$(0.01)	—	$0.15
Change in fair value of contingent consideration (3)	—	$0.02	—	$0.23
Loss on repurchase of senior secured notes (4)	—	$0.34	—	$0.34
As adjusted	$0.92 - $1.02	$0.65	$3.00 - $3.15	$2.61

(1)         Guidance as issued on April 2, 2013.

(2)         LIFO accounting adjustment reflects the impact, net of income taxes, on net earnings per diluted share resulting from LIFO accounting adjustments in each period. No estimate for future LIFO accounting adjustments are reflected in the guidance for any period presented.

(3)         Change in fair value of contingent consideration reflects the statement of earnings impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations.

(4)         Loss on repurchase of senior notes reflects the impact, net of income taxes, on net earnings per diluted share resulting from the loss attributable to the redemption of our senior secured notes.

(5)         Guidance as issued on June 11, 2013.

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